Exhibit 10.3
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (this “Second Amendment”) is made and entered into by and between NeoGenomics, Inc. (the “Company”) and Melody Harris (the “Executive”) and is effective as of April 29, 2024 (the “Effective Date”). Capitalized terms not defined in this Amendment have the respective meanings ascribed to them in the Employment Agreement by and between the Company and the Executive, dated as of November 14, 2022 (the “Employment Agreement”), as amended in the Amendment to Employment Agreement dated as of May 12, 2023, which shall be now referred to as the First Amendment (the “First Amendment”).

WHEREAS, the Company and the Executive desire to modify certain terms and conditions of the Executive’s employment.

    NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereby agree to amend the Employment Agreement on the terms set forth in this Amendment.

1.     Section 1(a) of the Employment Agreement is hereby replaced in its entirety with the following language:

“Effective as of the date hereof, the Executive will continue to be employed by the Company and NeoGenomics Laboratories, Inc., its primary operating subsidiary, on a full-time basis as Chief Operations Officer & President, Informatics, or in such position or positions as the Company may determine from time to time. The Executive will report to and be subject to the general supervision and direction of the Company’s Chief Executive Officer. In addition, the Executive may be asked from time to time to serve in similar capacities for one or more of the Company’s Affiliates or as a director or officer of one or more of the Company’s Affiliates, each without further compensation. For purposes of this Agreement, ‘Affiliates’ means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.”

2.    Section 2(a), 2(b), and 2(d) of the Employment Agreement is hereby replaced in its entirety with the following language:

2(a)    Base Salary. The Company will pay the Executive a base salary at the rate of $575,000.00 per year, payable in accordance with the regular payroll practices of the Company and subject to possible raises from time to time by the Board of Directors of the Company (the “Board”) or the Culture and Compensation Committee thereof (the “Compensation Committee”) in its discretion (as adjusted, from time to time, the “Base Salary”).

2(b)     Bonus Compensation. For each fiscal year completed during the Executive’s employment under this Agreement, the Executive will be eligible to earn an annual bonus. The Executive’s target bonus will be 60% of the Base Salary (the “Target Bonus”), subject to adjustment from time to time by the Board or the Compensation Committee, with the actual amount of any such bonus to be determined by the Board or the Compensation Committee in its discretion, based on the Executive’s performance and/or the Company’s performance against goals established by the Board or the Compensation Committee. In order to receive any annual bonus hereunder, the Executive must be employed on the last day of the fiscal year to which the annual bonus relates, except that, if the Executive’s employment is terminated by the Company for Cause following the end of the fiscal year to which such annual bonus relates and before such bonus is paid to the Executive, the Executive shall not be entitled to any payment hereunder. Any annual bonus, to the extent earned, shall be paid not later than March 15th of the year following the year to which such bonus relates.

2(d)     Annual Equity Awards. Beginning April 29, 2024, the Executive shall be eligible, on an annual basis and subject to approval by the Board or the Compensation Committee, for an additional equity-based award or awards in recognition of the prior year’s performance with a target value of $1,750,000 (each, an “Annual Grant”). The actual value of any Annual Grants (if any) shall be determined based on Company and Executive performance, as approved by the Board or the Compensation Committee, with the terms and conditions of any such Annual Grants also determined by the Board or the Compensation Committee

3.     Good Reason Waiver.

The Executive expressly acknowledges and agrees that the change in the Executive’s title shall not constitute “Good Reason” for purposes of the Employment Agreement or any other agreement between the Executive and the Company or any of its affiliates.

Except as expressly set forth in this Amendment, the Employment Agreement will continue in full force and effect in accordance with its terms. The Executive acknowledges and agrees that the Employment Agreement, as amended by this Amendment, constitutes the entire agreement between the Executive and the Company with respect to the terms and conditions of her employment and supersedes all other agreements and understandings, whether written or oral.

    IN WITNESS WHEREOF, this Amendment has been executed by the Company, by its duly authorized representative, and by the Executive as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Melody Harris	/s/ Chris Smith
Melody Harris	Name: Chris Smith
Title: Chief Executive Officer
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